EXHIBIT 23(B)


                 RALPH E. DAVIS ASSOCIATES, INC.

              Consultants - Petroleum and Natural Gas
                  3555 Timmons Lane - Suite 1105
                      Houston, Texas  77027
                         (713) 622-8955



              CONSENT OF INDEPENDENT GEOLOGISTS


          We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-3 about to be filed with the Securities and Exchange Commission, registering shares of Consolidated Natural Gas Company's Common Stock to be sold from time to time by the Consolidated Natural Gas Company Trust, of our estimates of Company-owned oil and gas reserves in the United States and Canada contained in Consolidated Natural Gas Company's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to any reference to us under the heading "EXPERTS" in such Prospectus and in
Part II of the Registration Statement and to the filing of this Consent as an exhibit to the Registration Statement.

          We further wish to advise that we were not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Ralph E. Davis Associates, Inc., nor any of its employees had, or now has, a substantial interest in Consolidated Natural Gas Company, or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer, or employee of the registrant, Consolidated Natural Gas Company.


                                RALPH E. DAVIS ASSOCIATES, INC.


                                Larry A. Barnett, P.E.
                                Senior Vice-President